Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Culligan Holding S.àr.l:

We consent to the use of our report dated June 4, 2010, with respect to the combined balance sheets of Culligan Store Solutions Group of Culligan Holding S.àr.l as of December 31, 2009 and 2008, and the related combined statements of operations, parent equity and comprehensive income, and cash flows for the years then ended, included herein and to the reference to our firm under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 of Primo Water Corporation No. 333-173554.

/s/  KPMG LLP

Chicago, Illinois
May 12, 2011